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                                                                       Exhibit 5


May 30, 2002

iDine Rewards Network Inc.
11900 Biscayne Boulevard
Miami, FL 33181

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to iDine Rewards Network Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to an aggregate of 3,000,000 shares of common stock, par value $0.02 per share, of the Company (the "Common Shares").

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as certified by the Secretary of State of Delaware on May 22, 2002, the By-laws of the Company, as amended, Purchase Agreements, dated as of May 29, 2002, among the Company and the signatories thereto (the "Purchase Agreements"), and the resolutions of the Company adopted by the Board of Directors of the Company on May 20, 2002. We have also reviewed such other documents, records, resolutions, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Common Shares, upon payment therefor in accordance with the terms of the Purchase Agreements, will be duly authorized and validly issued by the Company and will be fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/s/  Morgan, Lewis & Bockius LLP